Exhibit 10.25
Novellus Systems, Inc.
4000 North First Street
San Jose, CA 95134
TEL: (408) 943-9700
FAX: (408) 943-3422
EXECUTIVE EMPLOYMENT AGREEMENT
     This Executive Employment Agreement, dated as of October 12, 2005, is between Novellus Systems, inc. a California corporation (the “Company”) and Dr. Thomas Caulfbeld, an individual currently residing at 119 Hemlock Terrace, Carmel, New York 10512 (“Executive”).
I. POSITION AND RESPONSIBILITIES
A. Position. Executive is employed by the Company to render services to the Company in the position of Executive Vice President of Sales and Marketing, reporting directly to Richard S. Hill, or his successor as Chief Executive Officer. Executive shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any enhanced duties now or hereafter assigned to Executive by the Company. Executive shall abide by the rules, regulations, and practices as adopted or modified from time to time in the Company’s sole discretion.
B. Other Activities. Except upon the prior written consent of the Company, Executive will not, during the term of this Agreement, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company.
C. No Conflict. Executive represents and warrants that Executive’s execution of this Agreement, Executive’s employment with the Company, and the performance of Executive’s proposed duties under this Agreement shall not violate any obligations Executive may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.
II. COMPENSATION AND BENEFITS
A. Base Salary. In consideration of the services to be rendered under this Agreement, the Company shall pay Executive an initial salary, payable bi-weekly, at the rate of Three Hundred Eighty-five Thousand Dollars ($385,000) per year (“Base Salary”). The Base plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.
G. Expenses. The Company shall reimburse Executive for reasonable business expenses incurred in the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement guidelines.
III. AT-WILL EMPLOYMENT; TERMINATION BY COMPANY
A. At-Will Termination by Company. The employment of Executive shall be “at-will” at all times. The Company may terminate Executive’s employment with the Company at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. Upon and after such termination, all obligations of the Company under this Agreement shall cease.
B. Severance. Except in situations where the employment of Executive is terminated For Cause, By Death or By Disability (as defined in Section 4 below), in the event that the Company terminates the employment of Executive at any time prior to the third anniversary of the date Executive begins his employment, Executive will receive a lump-sum amount, within 30 days of such termination, equal to the product of (i) Executive’s then-monthly base salary and (ii) the number of months remaining until the third anniversary of the date Executive begins his employment, payable in the form of salary continuation. Such Severance shall be reduced by any remuneration paid to Executive because of Executive’s employment or self-employment during the severance period, and Executive shall promptly report all such remuneration to the Company in writing. Executive’s eligibility for Severance is conditioned on Executive having first signed a release agreement in the form attached as Exhibit A. Executive shall not be entitled to any severance payments if Executive’s employment is terminated For Cause, By Death or By Disability (as defined in Section IV below) or if Executive’s employment is terminated by Executive (in accordance with Section V below).
IV. OTHER TERMINATIONS BY COMPANY
A. Termination for Cause. For purposes of this Agreement, “For Cause” shall mean: (i) Executive commits a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) Executive willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) Executive commits a material breach of this Agreement, which breach is not cured within twenty days after written notice to Executive from the Company; (iv) Executive willfully refuses to implement or follow a lawful policy or directive of the Company, which breach is not cured within twenty days after written notice to Executive from the Company; or (v) Executive engages in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally, which conduct is not cured within twenty days of written notice to Executive, to the extent such conduct can be cured. The Company may terminate Executive’s employment For Cause at any time, without any advance notice. The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, subject to any other rights or remedies of Employer under law; and thereafter all obligations of the Company under this Agreement shall cease.
B. By Death. Executive’s employment shall terminate automatically upon Executive’s death. The Company shall pay to Executive’s beneficiaries or estate, as appropriate, any compensation then due and owing. Thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect any entitlement of Executive’s heirs or devisees to the benefits of any life insurance plan or other applicable benefits.
C. By Disability. If Executive becomes eligible for the Company’s long term disability benefits or if, in the sole opinion of the Company, Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than ninety consecutive days or more than one hundred and twenty days in any twelve-month period, then, to the extent permitted by law, the Company may terminate Executive’s employment. The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, and thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect Executive’s rights under any disability plan in which Executive is a participant.
V. TERMINATION BY EXECUTIVE
Executive may terminate employment with the Company at any time for any reason or no reason at all, upon four weeks’ advance written notice. During such notice period Executive shall continue to diligently perform all of Executive’s duties hereunder. The Company shall have the option, in its sole discretion, to make Executive’s termination effective at any time prior to the end of such notice period as long as the Company pays Executive all compensation to which Executive is entitled up through the last day of the four week notice period. Thereafter all obligations of the Company shall cease. Notwithstanding any other provision in this Agreement, in the event the Executive resigns for Good Reason (as defined below) (whether or not Good Reason exists due to a Change of Control (as defined below)), the Company shall pay the Executive the Severance described in Section III.B. above and Executive’s restricted stock award described in Section II(C) above shall immediately vest in full. Executive’s eligibility for Severance is conditioned on Executive having first signed a release agreement in the form attached as Exhibit A. “Change of Control” of the Company shall mean a transaction whereby the stockholders of the Company immediately before the transaction do not retain immediately after the transaction ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the combined company or the sale of all or substantially all of the Company’s assets. “Good Reason” shall mean any of the following: (a) a demotion or material diminution of the Executive’s duties, responsibilities and/or position in the Company, without the Executive’s consent, (b) a reduction of the Executive’s Base Salary, without Executive’s consent or (c) a material breach of any provision of this Agreement by the Company, absent cure after twenty (20) days’ written notice by the Executive.
VI. TERMINATION OBLIGATIONS
A. Return of Property. Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment with the Company belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.
B. Resignation, Cooperation and Indemnity. Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company. Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company provided that the Company pays for all expenses Executive incurs in connection with such cooperation. The Company shall indemnify Executive against any expenses (including attorneys’ fees), liability, judgments, and/or amounts paid as settlement incurred in connection with any dispute, action, suit or legal proceeding arising from or relating to Executive’s employment by the Company or his duties and responsibilities in connection with such employment, except that, in the event it is determined in such dispute, action, suit or legal proceeding that Executive acted in bad faith, without the authority of the Company or outside the scope of his employment, then the Company shall be relieved of any indemnity obligation under this Section and Executive shall be required to reimburse the Company for any amounts already paid by the Company pursuant to this Section.
VII. INVENTIONS AND PROPRIETARY INFORMATION; PROHIBITION ON THIRD PARTY INFORMATION
A. Proprietary Information Agreement. Executive agrees to sign and be bound by the terms of the Proprietary Information and Inventions Agreement, which is attached as Exhibit B (“Proprietary Information Agreement”).
B. Non-Solicitation. Executive acknowledges that because of Executive’s position in the Company, Executive will have access to material intellectual property and confidential information. During the term of Executive’s employment and for one year thereafter, in

Salary shall be paid in accordance with the Company’s regularly established payroll practice. Executive’s Base Salary will be reviewed for increases from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be adjusted in the sole discretion of the Company. Nothwithstanding any other provision in this Agreement, Executive’s base salary shall not be less than $385,000 per year, unless agreed by Executive.
B. Stock Options. As a condition of Executive entering into this Agreement, the Company shall provide Executive with an option to purchase 125,000 shares of the Common Stock of the Company which option will vest 25% per year over a four (4) year period beginning on the date Executive begins his employment. The exercise price per share of such options will be the fair market value of the Company’s stock on the date Executive begins his employment. Executive’s entitlement to the stock options is conditioned upon Executive’s signing of a standard form of stock option agreement and is subject to its terms and the terms of the stock incentive plan under which the options are granted.
C. Restricted Stock. As a condition of the Executive entering into this Agreement, the Company shall provide Executive with a restricted stock award of 80,000 shares of the Common Stock of the Company. Executive’s entitlement to such restricted stock award is conditioned upon Executive’s signing of a restricted stock purchase agreement and is subject to its terms and the terms of the stock incentive plan under which the restricted stock award is granted, which award shall be subject to a three-year cliff vest. Such three year cliff vesting period will begin on the date Executive begins his employment; provided, however, in the event of Executive’s death or termination without Cause (as defined below), such restricted stock award shall be fully vested.
D. Bonus Plan. Executive will be eligible to participate in the Company’s Key Director/Manager Bonus Program, which provides up to 100% of base salary (the “Target Bonus”) contingent upon successful completion of company and personal performance objectives, with the Target Bonus based 50% on commissions and 50% on corporate objectives, subject to annual review by the Company’s Executive Staff and the Compensation Committee; provided, however, the Company shall pay Executive a bonus of One Hundred Thousand Dollars ($100,000) for the year 2005.
E. Signing Bonus. Both parties shall make their best efforts to allow Executive to begin his employment with the Company by November 1, 2005. So long as Executive has used his best efforts to begin his employment with the Company on or prior to November 1, 2005, Company shall pay Executive a one-time signing bonus in the amount of One Hundred Ninety-one Thousand Three Hundred Four Dollars ($191,304) by no later than thirty (30) days after Executive’s start date.
F. Benefits. Executive shall be eligible to participate in the benefits made generally available by the Company to similarly-situated Executives, in accordance with the benefit addition to Executive’s other obligations hereunder or under the Proprietary Information Agreement, Executive shall not, for Executive or any third party, directly or indirectly (a) divert or attempt to divert from the Company any business of any kind, including without limitation the solicitation of or interference with any of its customers, clients, members, business partners or suppliers, or (b) solicit or otherwise induce any person employed by the Company to terminate his employment.
C. Non-Disclosure of Third Party Information. Executive represents and warrants and covenants that Executive shall not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time, including but not limited to any proprietary information or trade secrets of any former employer, if any; and Executive acknowledges and agrees that any violation of this provision shall be grounds for Executive’s immediate termination and could subject Executive to substantial civil liabilities and criminal penalties. Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Executive to disclose or use any such third party proprietary information or trade secrets.
VIII. ARBITRATION
Executive agrees to sign and be bound by the terms of the Arbitration Agreement, which is attached as Exhibit C.
IX. AMENDMENTS; WAIVERS; REMEDIES
This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Company other than Executive. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.
X. ASSIGNMENT; BINDING EFFECT
A. Assignment. The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

B. Binding Effect. Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.
XI. NOTICES
All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below. The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five business days following dispatch by overnight delivery service or the United States Mail. Executive shall be obligated to notify the Company in writing of any change in Executive’s address. Notice of change of address shall be effective only when done in accordance with this paragraph.
Company’s Notice Address:
Novellus Systems, Inc.
4000 North First Street
San Jose, CA 95134
Executive’s Notice Address:
Dr. Thomas Caulfield
119 Hemlock Terrace
Carmel,NY 10512
XII. SEVERABILITY
If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

XIII. TAXES
All amounts paid under this Agreement (including without limitation Base Salary, bonuses and Severance) shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.
XIV. GOVERNING LAW
This Agreement shall be governed by and construed in accordance with the laws of the State of California.
XV. INTERPRETATION
This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.
XVI. OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT
Executive agrees that any and all of Executive’s obligations under this agreement, including but not limited to Exhibits B and C, shall survive the termination of employment and the termination of this Agreement.
XVII. COUNTERPARTS
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.
XVIII. AUTHORITY
Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

XIX. ENTIRE AGREEMENT
This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the Executive Proprietary Information and Inventions Agreement attached as Exhibit B, the Arbitration Agreement attached as Exhibit C, and the Stock Plan and Stock Option Agreement and Restricted Stock Agreement of the Company). To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Executive’s duties, position, or compensation will not affect the validity or scope of this Agreement.
XX. EXECUTIVE ACKNOWLEDGEMENT
EXECUTIVE ACKNOWLEDGES EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.
In Witness Whereof, the parties have duly executed this Agreement as of the date first written above.

Novellus Systems, Inc.:		Executive:

By:	/s/ Richard S. Hill Richard S. Hill Chief Executive Officer	/s/ Dr. Thomas Caulfield Dr. Thomas Caulfield